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                                                                    EXHIBIT 21.1


Adaptec Mfg (S) Pte. Ltd., a Singapore corporation

Adaptec GmbH, a German corporation

Adaptec Europe SA, a Belgium corporation

Adaptec Japan Ltd., a Japanese corporation

Adaptec Networking, Inc., a Washington corporation